CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on the soma] report filing of Rodinia Minerals Inc. of our report dated March 4, 2005 on our audit of the financial statements of Rodinia Minerals Inc. as of December 31, 2004 and December 31, 2003, and the results of its operations and cash flows for the periods ended December 31, 2004 and December 31, 2003, and the reference to us under the caption "Experts."

/s/ N.I. Cameron Inc. Chartered Accountants

N.I. Cameron Inc. Chartered Accountants

Vancouver, B.C.
August 1, 2006

Suite 303, 475 Howe Slrael Vancouver, B C. VUC 293 Canada

Telephone: 504 569 9631	Facsimile: 504 569 1848	Email:info@nicameroninc.com	Website: www.nicameroninc.com